EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (No. 333-182930) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Nos. 333-187439, 333-199992, 333-225585, 333-233185 and 333-239052) pertaining to the Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan, Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan and Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan of our report dated March 14, 2022, with respect to the consolidated financial statements of Accelerate Diagnostics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 16, 2022